Exhibit 10.34

SPANISH BROADCASTING SYSTEM, INC.

2006 OMNIBUS EQUITY COMPENSATION PLAN

STOCK OPTION GRANT AGREEMENT

This STOCK OPTION GRANT AGREEMENT (the “Agreement”), dated as of February 24, 2016 (the “Date of Grant”), is delivered by Spanish Broadcasting System, Inc. (the “Company” or “SBS”), to you (the “Grantee”). Capitalized terms used herein but not defined herein have the meanings given to them in the Spanish Broadcasting System, Inc. 2006 Omnibus Equity Compensation Plan.

RECITALS

A. The Spanish Broadcasting System, Inc. 2006 Omnibus Equity Compensation Plan (the “Plan”) attached hereto as Exhibit A provides for the grant of a stock options to purchase shares of Class A common stock, $0.0001 par value per share, of the Company (the “Common Stock”).

B. The Compensation Committee of the Board of Directors of the Company (the “Committee”) has decided to make a stock option grant, subject to the terms and conditions set forth in the Agreement and the Plan to align the economic interests of Grantee with those of the Company’s stockholders.

C. The Board has appointed the Committee to administer the Plan.

NOW, THEREFORE, the parties to this Agreement, intending to be legally bound hereby, agree as follows:

1. Grant of Options.  Subject to the terms and conditions set forth in this Agreement and in the Plan, the Company hereby grants to Grantee stock options (the “Options”) to purchase the shares of Common Stock of the Company (“Shares”) at a specified exercise price per Share set forth on Schedule A. The Options shall become exercisable according to Section 2 below.

2. Exercisability of Options. The Options shall be exercisable in such installments and at such times as set forth on Schedule A, if Grantee is serving as a director on the applicable date.  To the extent not exercised, installments shall accumulate and may be exercised, in whole or in part, at any time after becoming exercisable, but not later than the date the Options expire.  The Committee may accelerate the exercisability of any or all-outstanding Options at any time for any reason.  Notwithstanding the foregoing, any installment of the Options that is not exercisable prior to a Change in Control shall become exercisable on the date of such Change in Control and shall remain exercisable for the remainder of their term so long as Grantee is serving as a director immediately prior to the Change of Control.

3. Term of Options.  The Options shall be for such term as is specified in Schedule A, unless they are terminated at an earlier date pursuant to the provisions of this Agreement or the Plan.

4. Exercise of Options After Termination of Service as a Director. The Options granted under this Agreement are exercisable by Grantee only while he is serving as a director of the Company, provided that any installment of the Options that is exercisable preceding Grantee’s termination of service as a director of the Company shall remain exercisable for the following period:

(i) If Grantee dies while serving as a director of the Company, or if his termination of service is due to disability, Grantee (or his designated beneficiary or personal representative, as applicable) may exercise the Options no later than twelve (12) months after such death or termination;

(ii) If Grantee’s termination of service as a director of the Company is for any reason other than those set forth in (i) above, Grantee may exercise the Options within three (3) months after such termination; or

(iii) If Grantee dies during a period described in (i) or (ii) above, his designated beneficiary may exercise such Options no later than the expiration of such extended period.

Notwithstanding (i) through (iii) above or anything in this Agreement or the Plan to the contrary, at any time after the grant of Options, the Committee, in its sole and absolute discretion and subject to whatever terms and conditions it selects, may provide that Options may be exercised after the relevant extended period set forth above, but in no event later than the date that it would have expired under this Agreement.

5. Exercise Procedures.

(a) Subject to the provisions of Sections 2 and 3 above, Grantee may exercise part or all of the exercisable Options by giving the Company written notice (in person or by first class mail to the Secretary of the Company at the Company’s principal executive office) of Grantee’s intent to exercise the Options in the manner provided in this Agreement, specifying the number of Shares as to which the Options are to be exercised and is accompanied by full payment therefor. The purchase price for any Shares purchased pursuant to the exercise of Options shall be paid in full upon such exercise in cash, by check or, at the discretion of the Committee and upon such terms and conditions as the Committee shall approve, by transferring previously owned Shares to the Company, having Shares withheld or exercising pursuant to a “cashless exercise” procedure, or any combination thereof.  Any Shares transferred to the Company as payment of the purchase price under such Options shall be valued at their Fair Market Value on the date of exercise of such Options.  If requested by the Committee, Grantee shall deliver the Agreement evidencing the Options to the Secretary of the Company who shall endorse thereon a notation of such exercise and return such Option Agreement to Grantee.  Not less than one hundred (100) Shares may be purchased at any time upon the exercise of Options unless the number of Shares so purchased constitutes the total number of Shares then purchasable under the Options or the Committee determines otherwise, in its sole discretion. The Committee may impose from time to time such limitations as it deems appropriate on the use of Shares of the Company to exercise the Option.

(b) The obligation of the Company to deliver Shares upon exercise of the Options shall be subject to all applicable laws, rules, and regulations and such approvals by governmental agencies as may be deemed appropriate by the Committee, including such actions as Company counsel shall deem necessary or appropriate to comply with relevant securities laws and regulations.

(c) All obligations of the Company under this Agreement shall be subject to the rights of the Company as set forth in the Plan to withhold amounts required to be withheld for any taxes, if applicable.  Subject to Committee approval, Grantee may elect to satisfy any such tax withholding obligation with respect to the Options by having Shares withheld up to an amount that does not exceed the minimum applicable withholding tax rate for federal (including FICA), state and local tax liabilities.

6. Change of Control.  The provisions of the Plan applicable to a Change in Control shall apply to the Options, and, in the event of a Change in Control, the Options shall automatically become fully exercisable so long as Grantee was serving as a director of the Company prior to the Change in Control.

7. Restrictions on Exercise.  Except as the Committee may otherwise permit pursuant to the Plan, only Grantee may exercise the Option during Grantee’s lifetime and, after Grantee’s death, the Option shall be exercisable (subject to the limitations specified in the Plan) solely by the legal representatives of Grantee, or by the person who acquires the right to exercise the Options by will or by the laws of descent and distribution, to the extent that the Options are exercisable pursuant to this Agreement.

8. Grant Subject to Plan Provisions.  This grant is made pursuant to the Plan, the terms of which are incorporated herein by reference, and in all respects shall be interpreted in accordance with the Plan.  The grant and exercise of the Options are subject to interpretations, regulations and determinations concerning the Plan established from time to time by the Committee in accordance with the provisions of the Plan, including, but not limited to, provisions pertaining to (i) rights and obligations with respect to withholding taxes, (ii) the registration, qualification or listing of the Shares, (iii) changes in capitalization of the Company and (iv) other requirements of applicable law.  The Committee shall have the authority to interpret and construe the Options pursuant to the terms of the Plan, and its decisions shall be conclusive as to any questions arising hereunder.

9. No Stockholder Rights.  Neither Grantee, nor any person entitled to exercise Grantee’s rights in the event of Grantee’s death, shall have any of the rights and privileges of a stockholder with respect to the Shares subject to the Options, until the Shares have been issued upon the exercise of the Options.

10. Assignment and Transfers.  Except as the Committee may otherwise permit pursuant to the Plan, the rights and interests of Grantee under this Agreement may not be pledged, sold, assigned, encumbered, hypothecated to or otherwise transferred in favor of any party other than the Company or a Subsidiary except, in the event of the death of Grantee, by will or by the laws of descent and distribution.  In the event of any attempt by Grantee to alienate, assign, pledge, hypothecate, or otherwise dispose of the Options or any right hereunder, except as provided for in this Agreement, or in the event of the levy or any attachment, execution or similar process upon the rights or interests hereby conferred, the Company may terminate the Options by notice to Grantee, and the Options and all rights hereunder shall thereupon become null and void.  The rights and protections of the Company hereunder shall extend to any successors or assigns of the Company and to the Company’s parents, subsidiaries, and affiliates.  This Agreement may be assigned by the Company without Grantee’s consent.

11. Tax Consequences and Withholding. The exercise of the Options will result in taxable income to Grantee, subject to withholding, and Grantee (or Grantee’s legal representative in the event of death) shall be solely responsible for all tax consequences that result from the exercise of the Options, as well as any subsequent sale of the Shares received upon exercise of the Options.  Grantee (or Grantee’s legal representatives in the event of death) shall pay to the Company, or make other arrangements satisfactory to the Company to provide for the payment of, any federal, state, local or other taxes that the Company is required to withhold with respect to the exercise of the Options.

12. Applicable Law.  The validity, construction, interpretation and effect of this instrument shall be governed by and construed by and determined in accordance with the laws of the State of New York, without giving effect to the conflicts of laws provisions thereof.

13. Notice.  Any notice to the Company provided for in this instrument shall be addressed to the Company in care of the Chief Financial Officer (or his designee), at 7007 N.W. 77th Avenue, Miami, Florida 33166 and any notice to Grantee shall be addressed to such Grantee at the current address on the Company’s records, to such other address as Grantee may designate to the Company in writing.  Any notice shall be delivered by hand, sent by telecopy or enclosed in a properly sealed envelope addressed as stated above, registered and deposited, postage prepaid, in a post office regularly maintained by the United States Postal Service.

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IN WITNESS WHEREOF, the Company has caused its duly authorized officers to execute and attest this Agreement, and Grantee has executed this Agreement, effective as of the Date of Grant.

SPANISH BROADCASTING SYSTEM, INC.

By:	/s/ Joseph A. García
Name:	Joseph A. García
Title:	Sr. EVP & CFO

I hereby accept the Options described in this Agreement, and I agree to be bound by the terms of the Plan and this Agreement. I hereby further agree that all the decisions and determinations of the Compensation Committee shall be final and binding.

Grantee:	/s/ Manuel E. Machado
Address:	On File
Date:	As of February 24, 2016

SCHEDULE A

SPANISH BROADCASTING SYSTEM, INC.

2006 EQUITY COMPENSATION PLAN

INCENTIVE STOCK OPTION GRANT

The Compensation Committee of the Board of Directors of Spanish Broadcasting System, Inc. (the “Company”) has determined to grant to you (the “Grantee”) incentive stock options to purchase shares of common stock of the Company under the Spanish Broadcasting System, Inc. 2006 Omnibus Equity Compensation Plan (the “Plan”). The terms of the grant are set forth in the Incentive Stock Option Grant Agreement (the “Grant”) provided to you. The following provides a summary of the key terms of the Grant; however, you should read the entire Grant, along with the terms of the Plan, to understand the Grant fully.

Grantee:	Manuel E. Machado

Date of Grant:	February 24, 2016

Options Granted:	30,000

Option Price per share:	$ 3.09

Total Cost to Exercise:	$92,700

Exercisability Schedule:	15,000 on February 24, 2016

15,000 on May 15, 2017*

Term/Expiration Date:	February 23, 2026 unless terminated earlier.

Transferability:	Not transferable except in accordance with the Plan.

*Grantee must be serving as a director of the Company (as defined in the Plan) on the applicable date for the option to become exercisable.

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